EXHIBIT 16.2


                     Resignation of Sellers & Andersen, LLC.


                            Sellers & Andersen, LLC.
                             684 E. Vine Street, #3
                                Murray, UT 84107
                                  801-268-2632
                                  801-262-3978


March 18, 2004

Ronald Xie, President
China NetTV Holdings, Inc.
830-789 West Pender Street
Vancouver, B.C. Canada  V6C 1H2

Dear Mr. Xie:

We are advising you as follows:

1. Due to the merger of Sellers & Andersen, LLC and Sellers & Andersen, LLC. resigned as auditor effective March 8, 2004, at the request of China NetTV Holdings, Inc.

2. In connection with the audit of the most recent fiscal year, no disagreement(s) exist with any former accountant on any matter of accounting, principles, or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of the former accountant would have caused them to make reference in connection with their report to the subject of the disagreement(s).

The audit report by Sellers & Andersen, LLC. for the year ended August 31, 2003, did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

I trust this letter will fulfill your requirements.

Sincerely,


/s/ Sellers & Andersen, LLC.
--------------------------------------------
Sellers & Andersen, LLC.